Exhibit 3.1

CERTIFICATE OF DESIGNATION OF PREFERENCES,
RIGHTS AND LIMITATIONS
OF
 SERIES C MANDATORILY CONVERTIBLE CUMULATIVE NON-VOTING PERPETUAL PREFERRED STOCK
OF
THE BANCORP, INC.

THE BANCORP, INC., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, does hereby certify:

The board of directors of the Corporation (the "Board of Directors") or an applicable committee of the Board of Directors, in accordance with the Certificate of Incorporation and Bylaws of the Corporation and applicable law, adopted the following resolution on July 20, 2016 creating a series of shares of Preferred Stock of the Corporation designated as "Series C Mandatorily Convertible Cumulative Non-Voting Perpetual Preferred Stock".

RESOLVED, that pursuant to the provisions of the Certificate of Incorporation and the Bylaws of the Corporation and applicable law, a series of preferred stock, par value $0.01 per share, of the Corporation be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

Section 1.                          Definitions.  For the purposes hereof, the following terms shall have the following meanings:

"Affiliate" means any person or entity that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a person or entity, as such terms are used in and construed under Rule 144 under the Securities Act.  With respect to a Holder, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Holder will be deemed to be an Affiliate of such Holder.

"Beneficial Ownership Limitation" shall have the meaning set forth in Section 6(b).

"BHC Act" means the federal Bank Holding Company Act of 1956, as amended, and the Federal Reserve regulations thereunder.

"BHC Affiliates" means, with respect to a Person, its Affiliates and all of its "affiliates" as defined in the BHC Act or Regulation Y of the Federal Reserve.

"Board of Directors" means the Board of Directors of the Corporation.

"Business Day" means any day except Saturday, Sunday, any day which shall be a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

"Commission" means the Securities and Exchange Commission.

"Common Stock" means the Corporation's common stock, par value $1.00 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed into.

"Conversion Price" shall have the meaning set forth in Section 6(a).

"Conversion Shares" means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series C Preferred Stock in accordance with the terms hereof.

"Corporation" means The Bancorp, Inc.

"DGCL" shall mean the Delaware General Corporation Law.

"Dividend Payment Date" shall have the meaning set forth in Section 3(a).

"Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

"Federal Reserve" means the Board of Governors of the Federal Reserve System.

"Holder" means any holder of Series C Preferred Stock.

"Issuance Date" means the date of the "Closing" as defined in that certain Securities Purchase Agreement, dated August 5, 2016, by and among the Corporation and the "Purchasers" named therein.

"Junior Securities" shall have the meaning set forth in Section 5(a).

"Liquidation Preference" shall mean $1,000.

"Mandatory Conversion" shall have the meaning set forth in Section 6(a).

"Mandatory Conversion Date" shall have the meaning set forth in Section 6(a).

"Parity Securities" shall have the meaning set forth in Section 5(a).

"Permitted Transfer" means a transfer by any Holder: (i) in a widespread public distribution; (ii) in which no transferee (or group of associated transferees) would receive two percent (2%) or more of any class of Voting Securities of the Corporation; or (iii) to a transferee that would control more than fifty percent (50%) of the Voting Securities of the Corporation without any transfer from the Holder.

"Person" means any individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

"Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

"Senior Securities" shall have the meaning set forth in Section 5(a).

"Series C Cash Dividend" shall have the meaning set forth in Section 3(a).

"Series C Cash Dividend Rate" shall have the meaning set forth in Section 3(a).

"Series C Preferred Stock" shall have the meaning set forth in Section 2(a).

"Series C Preferred Stock Register" shall have the meaning set forth in Section 2(b).

"Share Delivery Date" shall have the meaning set forth in Section 6(d)(i).

"Stockholder Approval" means the time after which the Corporation shall have obtained stockholder approval, in accordance with the Corporation's amended and restated bylaws, of the Corporation's stockholders in accordance with Section 5635(e)(4) of the Equity Rules of The NASDAQ Stock Market (or any successor provisions thereto or any similar provisions of any stock exchange on which the Common Stock is listed) with respect to the issuance of all of the Securities as described in the Securities Purchase Agreement, including, without limitation, the issuance of the Common Stock issuable upon conversion of the Series C Preferred Stock.

"Trading Day" means a day on which the Common Stock is traded for any period on the principal securities exchange on which the Common Stock is then traded, or if the Common Stock is not traded on a principal securities exchange, on a day that the Common Stock is traded on another securities market on which the Common Stock is then being traded.

"Voting Conversion Limit" has the meaning set forth in Section 6(b).

"Voting Ownership Interest" means, with respect to any particular date and with respect to any Holder, the percentage of any class of Voting Securities of the Corporation deemed to be owned or controlled by the Holder (when aggregated with its BHC Affiliates) for purposes of, and in accordance with, the BHC Act and its implementing regulations and guidance.

"Voting Securities" has the meaning set forth in the BHC Act and any rules and regulations promulgated thereunder.

Section 2.                          Designation, Amount and Par Value; Assignment.

(a)            The series of preferred stock designated by this Certificate of Designation shall be designated as the Corporation's Series C Mandatorily Convertible Cumulative Non-Voting Perpetual Preferred Stock (the "Series C Preferred Stock") and the number of shares so designated shall be 40,000 (which shall not be subject to increase without the written consent of the Holders of a majority of the issued and outstanding Series C Preferred Stock). Each share of Series C Preferred Stock shall have a par value of $0.01 per share.

(b)            The Corporation shall register shares of the Series C Preferred Stock in the name of the Holders thereof from time to time upon records to be maintained by the Corporation for that purpose, or, at the option of the Corporation, the Corporation's transfer agent (the "Series C Preferred Stock Register").  The Series C Preferred Stock shall be issued in book entry only, provided that the Corporation shall issue one or more certificates representing shares of Series C Preferred Stock, to the extent such issuance is requested by a given Holder.  References herein to certificates representing the Series C Preferred Stock shall apply only if such shares have been issued in certificated form.  The Corporation may deem and treat the registered Holder of shares of Series C Preferred Stock as the absolute owner thereof for the purpose of any conversion thereof and for all other purposes.  The Corporation shall register the transfer of any shares of Series C Preferred Stock in the Series C Preferred Stock Register, upon surrender of the certificates evidencing such shares to be transferred, duly endorsed by the Holder thereof, to the Corporation at its address specified herein.  Upon any such registration or transfer, a new certificate evidencing the shares of Series C Preferred Stock so transferred shall be issued to the transferee (if requested) and a new certificate evidencing the remaining portion of the shares not so transferred, if any, shall be issued to the transferring Holder.  The provisions of this Certificate of Designation are intended to be for the benefit of all Holders from time to time and shall be enforceable by any such Holder.

Section 3.                          Dividends.

(a)            Unless the Series C Preferred Stock has been converted in accordance with Section 6, and subject to the preferential rights of holders of any class or series of Senior Securities, the holders of Series C Preferred Stock shall be entitled to receive, when, as and if authorized by the Board of Directors and declared by the Corporation, out of funds legally available for the payment of dividends, cash dividends at the rate of 12% per annum (the "Series C Cash Dividend Rate").  Dividends on the Series C Preferred Stock are cumulative.  Dividends on any shares of the Series C Preferred Stock (each a "Series C Cash Dividend") shall be payable quarterly in arrears within forty-five (45) days after the end of each quarter (each such payment date, a "Dividend Payment Date"); provided, however, (A) dividends will begin accruing on October 1, 2016 and the first Series C Cash Dividend will be  payable with respect to the quarter ending December 31, 2016; and (B) the Corporation shall neither declare nor pay any Series C Cash Dividends from and after the date which is 180 days from the Issuance Date without prior consultation with, and non-objection by, the Federal Reserve Bank of Philadelphia.  Any dividend payable on the Series C Preferred Stock for any partial dividend period shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months.  Dividends shall be payable to holders of record as they appear in the stock records of the Corporation at the close of business on the applicable record date, which shall be any date designated by the Board of Directors for the payment of dividends that is not more than 90 nor less than five days prior to such Dividend Payment Date. If the Series C Preferred Stock is converted into Common Stock prior to October 1, 2016, pursuant to Section 6, then no dividends shall be payable on the Series C Preferred Stock.

(b)            No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series C Preferred Stock that may be in arrears.

(c)            So long as any shares of Series C Preferred Stock remain outstanding, if all dividends payable pursuant to Section 3 on all outstanding shares of the Series C Preferred Stock for any Dividend Payment Date have not been declared and paid, or declared and funds set aside therefor, the Corporation shall not (x) declare or pay dividends with respect to, or, directly or indirectly, redeem, purchase or acquire any of its Junior Securities or (y) directly or indirectly, redeem, purchase or acquire any of its Parity Securities, other than, in each case, (i) redemptions, purchases or other acquisitions of Junior Securities or Parity Securities in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants or in connection with a dividend reinvestment plan, (ii) any declaration of a dividend in connection with any stockholders' rights plan, or the issuance of rights, stock or other property under any stockholders' rights plan, or the redemption or repurchase of rights pursuant thereto, (iii) conversions or exchanges of Junior Securities or Parity Securities for Junior Securities or Parity Securities and (iv) any purchase of fractional interests in shares of the Corporation's share capital pursuant to the conversion or exchange provisions of such share capital or the securities being converted or exchanged.

(d)            When dividends are not paid in full upon the Series C Preferred Stock or any other class or series of Parity Stock, or a sum sufficient for such payment is not set apart, all dividends declared upon the Series C Preferred Stock and any shares of Parity Stock shall be declared ratably in proportion to the respective amounts of dividends accumulated, accrued and unpaid on the Series C Preferred Stock and accumulated, accrued and unpaid on such Parity Stock (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Parity Stock does not have a cumulative dividend).

Section 4.                          Voting Rights.  Except as otherwise provided herein or as otherwise required by the DGCL, the Series C Preferred Stock shall have no voting rights and shall not be included in determining the number of shares voting or entitled to vote on any matter. However, as long as any shares of Series C Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Holders of a majority of the then outstanding shares of the Series C Preferred Stock, (a) issue additional amounts or classes of Senior Securities, (b) modify the terms of the Series C Preferred Stock so as to significantly and adversely affect its rights or preference, as reasonably determined by the Holders, (c) liquidate, dissolve or wind-up the business and affairs of the Corporation in any form of transaction, or consent to any of the foregoing, (d) pay dividends when preferred dividends on the Series C Preferred Stock are in arrears or (e) take any other action which, under the laws of Delaware or any other applicable law, requires the prior approval (by vote or written consent) of the Series C Preferred Stock voting as a separate class.

Section 5.                          Rank; Liquidation.

(a)            The Series C Preferred Stock shall rank (i) senior to all of the Common Stock; (ii) senior to any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms junior to any Series C Preferred Stock ("Junior Securities"); (iii) on parity with any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms on parity with the Series C Preferred Stock ("Parity Securities"); and (iv) junior to any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms senior to any Series C Preferred Stock ("Senior Securities"), in each case, as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntarily or involuntarily.

(b)            Subject to the prior and superior rights of the holders of any Senior Securities of the Corporation, upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, each Holder shall be entitled to receive, in preference to any distributions of any of the assets or surplus funds of the Corporation to the holders of the Common Stock and Junior Securities and pari passu with any distribution to the holders of Parity Securities, an amount equal to the Liquidation Preference plus an additional amount equal to any dividends accrued and unpaid and/or declared but unpaid on such shares, before any payments shall be made or any assets distributed to holders of any class of Common Stock or Junior Securities.  If, upon any such liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be insufficient to pay the holders of shares of the Series C Preferred Stock the amount required under the preceding sentence, then all remaining assets of the Corporation shall be distributed ratably to holders of the shares of the Series C Preferred Stock and Parity Securities.

Section 6.                          Mandatory Conversion.

(a)            Mandatory Conversion Upon Stockholder Approval. Upon the Corporation obtaining Stockholder Approval (the time of obtaining such Stockholder Approval is referred to herein as the "Mandatory Conversion Date"), then all outstanding shares of Series C Preferred Stock shall automatically be converted into shares of Common Stock (the "Mandatory Conversion") equal to (i) the sum of the Liquidation Preference and all accrued and unpaid dividends thereon; divided by (ii) $4.50 (as such dollar amount in this clause (ii) may be adjusted from time to time pursuant to Section 7, the "Conversion Price").

(b)            Beneficial Ownership Limitation.

(i)            Notwithstanding anything in this Certificate of Designation to the contrary, the Corporation shall not effect any conversion of the Series C Preferred Stock, and a Holder shall not have the right to convert any portion of the Series C Preferred Stock, to the extent that, after giving effect to such Conversion, such Holder (together with such Holder's Affiliates, and any other Person whose beneficial ownership of Common Stock would be aggregated with that of the Holder for purposes of Section 13(d) of the Exchange Act and the applicable regulations of the Commission, including any "group" of which the Holder is a member) would beneficially own a number of shares of Common Stock in excess of the Beneficial Ownership Limitation (as defined below).  For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Holder and its Affiliates shall include the number of shares of Common Stock issuable upon conversion of the Series C Preferred Stock.  Except as set forth in the preceding sentence, for purposes of this Section 6(b), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the applicable regulations of the Commission.  For purposes of this Section 6(b), in determining the number of outstanding shares of Common Stock, absent actual knowledge of such Holder to the contrary, a Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (A) the Corporation's most recent periodic or annual filing with the Commission, as the case may be, (B) a more recent public announcement by the Corporation that is filed with the Commission, or (C) a more recent notice by the Corporation or the Corporation's transfer agent to the Holder setting forth the number of shares of Common Stock then outstanding.  The "Beneficial Ownership Limitation" shall be 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock pursuant to the Mandatory Conversion.

(ii)            Notwithstanding anything to the contrary contained in this Certificate of Designation, if, as of the Mandatory Conversion Date, the conversion of the Series C Preferred Stock would result in the Holder thereof (together with its BHC Affiliates) owning or controlling in the aggregate more than a 9.9% Voting Ownership Interest, excluding for the purpose of this calculation any reduction in ownership resulting from transfers by such Holder and its BHC Affiliates of Voting Securities of the Corporation (the "Voting Conversion Limit"), then then such shares of Series C Preferred Stock owned by such Holder shall not be converted on such the Mandatory Conversion Date to the extent such conversion would result in such Holder and its BHC Affiliates owning or controlling in the aggregate Voting Securities in excess of the Voting Conversion Limit (for the avoidance of doubt, thereby permitting conversion of shares up to but not exceeding the Voting Conversion Limit). Each share of Series C Preferred Stock that is not converted on the Mandatory Conversion Date due to the Voting Conversion Limit shall remain outstanding and shall be converted into Common Stock at the Conversion Price, following a transfer of such Series C Preferred Stock to a transferee pursuant to a Permitted Transfer upon the election of such transferee

(c)            Mechanics of Conversion

(i)            Procedural Requirements. All holders of record of shares of Series C Preferred Stock shall be sent written notice of the Mandatory Conversion Date. Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Date. Upon receipt of such notice, each holder of certificated shares of Series C Preferred Stock shall surrender his, her or its certificate or certificates for all such shares (or, if such Holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Series C Preferred Stock converted pursuant to Section 6(a), including the rights, if any, to receive notices and vote (other than notice of the Mandatory Conversion Date or as a holder of Common Stock), will terminate at the Mandatory Conversion Date (notwithstanding the failure of the holder or holders thereof to surrender the certificates at or prior to such time). As soon as practicable after the Mandatory Conversion Date and the surrender of the certificate or certificates (or lost certificate affidavit and agreement), if any, for Series C Preferred Stock, the Corporation shall authorize American Stock Transfer and Trust Company (the "Transfer Agent") to register in the name of the Holder such Conversion Shares on the book-entry system of the Transfer Agent.  If the Holder wishes to hold the Conversion Shares in certificated form, the Holder may so request and the Transfer Agent will mail to the holder on or more stock certificates evidencing the Holder's Conversion Shares.  Holders of uncertificated shares of Series C Preferred Stock will have their shares automatically converted, and such Conversion Shares will be reflected on the book-entry system of the Transfer Agent.  The Corporation will also issue and deliver to such Holder cash as provided in Section 6(c)(iii) in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion.

(ii)            Reservation of Shares Issuable Upon Conversion.  The Corporation shall at all times when any Series C Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Series C Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series C Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series C Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in commercially reasonable efforts to obtain the requisite stockholder approval of any necessary amendment to the Corporation's Certificate of Incorporation.

(iii)            Fractional Shares.  Fractional shares, if any, of Common Stock will not be issued upon conversion but, in lieu thereof, the Corporation will make a cash payment based on such fraction times the closing price of the Corporation's Common Stock as reported on the NASDAQ Stock Market or such other stock exchange or quotation system on which the Common Stock is then listed or quoted, on the trading day immediately preceding the Mandatory Conversion Date.

(iv)            Transfer Taxes.  The issuance of certificates for shares of the Common Stock upon conversion of the Series C Preferred Stock shall be made without charge to any Holder for any documentary, stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the registered Holder(s) of such shares of Series C Preferred Stock and the Corporation shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

Section 7.                          Certain Adjustments.

(a)            If the Corporation shall, at any time or from time to time prior to conversion of shares of Series C Preferred Stock, (i) pay a dividend or make a distribution on the outstanding shares of Common Stock payable in cash, Common Stock or other assets, rights or property of the Company, (ii) subdivide the outstanding shares of Common Stock into a larger number of shares, (iii) combine the outstanding shares of Common Stock into a smaller number of shares, (iv) issue any shares of its capital stock in a reclassification, recapitalization or other similar event affecting the Common Stock, (v) declare a redemption or repurchase of the Common Stock, or (vi) authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of Common Stock or of any rights, then, and in each such case, the Conversion Price in effect immediately prior to such event shall be adjusted (and/or any other appropriate actions shall be taken by the Corporation) so that the holder of any share of Series C Preferred Stock thereafter converted shall be entitled to receive the number of shares of Common Stock or other securities of the Corporation, cash or other assets, rights or property that such holder would have owned or would have been entitled to receive upon or by reason of any of the events described above, had such share of Series C Preferred Stock been converted immediately prior to the occurrence of such event. An adjustment made pursuant to this Section 7(a) shall become effective retroactively (A) in the case of any such dividend or distribution, to a date immediately following the close of business on the record date for the determination of holders of Common Stock entitled to receive such dividend or distribution, or (B) in the case of any such subdivision, combination or reclassification, recapitalization or other similar event, to the close of business on the day upon which such corporate action becomes effective.

(b)            No adjustment of the applicable Conversion Price for the Series C Preferred Stock shall be made in an amount less than one cent per share; provided, however, that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three years from the date of the event giving rise to the adjustment being carried forward.

(c)            Notice to the Holders.

(i)            Adjustment to Conversion Price.  Whenever the Conversion Price is adjusted pursuant to any provision of this Section 7, the Corporation shall promptly deliver to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(ii)            Other Notices.  If (A) the Corporation shall declare a redemption or repurchase of the Common Stock, (B) the Corporation shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of Common Stock or of any rights, (C) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property, or (D) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of the Series C Preferred Stock, and shall cause to be delivered to each Holder at its last address as it shall appear upon the stock books of the Corporation, at least 10 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice.

Section 8.                          Miscellaneous.

(a)            Redemption.  The Series C Preferred Stock is not redeemable.

(b)            Notices.  Any and all notices or other communications or deliveries to be provided by the holders hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at 409 Silverside Road, Wilmington, Delaware 19809, facsimile number (302) 793-1672, or such other facsimile number or address as the Corporation may specify for such purposes by notice to the holders delivered in accordance with this Section. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service addressed to each holder at the facsimile number or address of such holder appearing on the books of the Corporation, or if no such facsimile number or address appears on the books of the Corporation, at the principal place of business of such holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the date immediately following the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section between 5:30 p.m. and 11:59 p.m. (New York City time) on any date, (iii) the second Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(c)            Lost or Mutilated Series C Preferred Stock Certificate.  If a Holder's Series C Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series C Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership thereof, reasonably satisfactory to the Corporation and, in each case, customary and reasonable indemnity, if requested.  Applicants for a new certificate under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Corporation may prescribe.

(d)            Waiver.  Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders.  The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation.  Any waiver by the Corporation or a Holder must be in writing.  Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the Holders of Series C Preferred Stock granted hereunder may be waived as to all shares of Series C Preferred Stock (and the Holders thereof) upon the written consent of the Holders of not less than a majority of the shares of Series C Preferred Stock then outstanding.

(e)            Severability.  If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances.  If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

(f)            Next Business Day.  Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(g)            Headings.  The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

(h)            Status of Converted Series C Preferred Stock.  If any shares of Series C Preferred Stock shall be converted or reacquired by the Corporation, such shares shall, without need for any action by the Board of Directors or otherwise, resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series C Preferred Stock.

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IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation this _5th__ day of August 2016.

THE BANCORP, INC.

By: /s/ Damian Kozlowski Name: Damian Kozlowski Title: Chief Executive Officer

Signature Page to Certificate of Designation